Gulf South Conference May 7, 2018 Exhibit 99.1

Disclosure The information provided in this presentation is for the Gulf South Conference on May 7, 2018. The information provided relates to HopFed Bancorp, Inc.

John E. Peck, President & CEO Mike Woolfolk, Executive VP & COO Billy Duvall, Sr.VP & Chief Financial Officer Chip Knight, Sr.VP & Chief Credit Officer SENIOR MANAGEMENT

H. Joseph Dempsey, M.D. Chairman of the Board Anesthesiologist Dr. Thomas I. Miller, C.P.A President Emeritus of Murry State University and Professor Emeritus of Accounting John E. Peck President and Chief Executive Officer Clay Smith President – Pennyrile Ford, Lincoln, Mercury And Purchase Ford, Lincoln, Mercury Ted Kinsey Owner – Parkway Chrysler Steve Hunt Vice President – Agri-Power and Agri-Chem Richard H. Perkins Retired – Bank Examiner Mark D. Alcott Attorney – Managing Partner Harlin, Parker, Alcott & Chaudoin Michael L. Woolfolk Chief Operating Officer, Executive Vice President and Secretary HopFed Bancorp, Inc. Board of Directors

Loans Outstanding (Thousands)

Nashville Loan Production Office (Thousands)

Substandard Loans (Thousands)

Non-Performing Assets (Dollars in Thousands)

Quarterly Net Charge offs (Thousands)

Quarterly Interest Expense (Thousands)

Quarterly Net Interest Income (Thousands)

Quarterly Net Interest Margin

Quarterly Non-Interest Income (Thousands)

Quarterly Non-Interest Expense (Thousands)

Quarterly Net Income (Thousands)

Total Treasury Shares Aggregate Price Per Share $12.45

Standstill Agreement with Stilwell Group The Company entered into a Standstill and Non-Disclosure Agreement with the Stilwell Group on April 10, 2018. Stilwell Group agrees they will not solicit proxies in opposition to any recommendations of management. Mark Alcott appointed to the Board of Directors of the Company and the Bank on April 18, 2018. The Company anticipates lower legal cost as a result of the agreement. The Company’s legal cost exceeded $1.1 million in 2017 and $180,000 for the three month period ended March 31, 2018.